Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 27, 2013 (September 26, 2013 as to the effects of (i) the adoption of the amendments to IAS 19 discussed in notes 1.b), 2.w), 22, 23, 26, 28, 29, 31, 42.j), 43 and 46, and (ii) other certain reclassification for presentation purposes discussed in notes 2.n), 2.o), 14, 15 and 39 to the consolidated financial statements), relating to the consolidated financial statements of Banco Santander (Brasil) S.A. (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of the amendments to International Accounting Standard (“IAS”) 19) appearing in the Form 6-K of Banco Santander (Brasil) S.A. filed on September 27, 2013 and to the incorporation by reference of our report dated March 27, 2013 relating to the effectiveness of Banco Santander (Brasil) S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Santander (Brasil) S.A. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

September 27, 2013

DELOITTE TOUCHE TOHMATSU
Auditores Independentes